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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                         Date of Report:  June 7, 1999

                Date of earliest event reported:  May 28, 1999


                                   eBay Inc.
            (Exact name of registrant as specified in its charter)

                                   Delaware
                (State or other jurisdiction of incorporation)

       000-24821                                       77-0430924
 (Commission File No.)                      (IRS Employer Identification No.)




                             2125 Hamilton Avenue
                              San Jose, CA  95125
             (Address of principal executive offices and zip code)



      Registrant's telephone number, including area code: (408) 558-7400

                         ____________________________
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Item 2.   Acquisition or Disposition of Assets.

     On May 28, 1999, eBay Inc. ("eBay") acquired Butterfield & Butterfield Auctioneers Corporation, a Delaware corporation (the "Company"). The Company was acquired pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 23, 1999 (the "Merger Agreement"), among eBay, the Company, a merger subsidiary wholly owned by eBay, the stockholders of the Company, 111 Potrero Partners, LLC, HBJ Partners, LLC and the members of 111 Potrero Partners, LLC and HBJ Partners, LLC. Pursuant to the Merger Agreement, the Company was merged with the wholly owned subsidiary of eBay, with the Company as the surviving corporation (the "Merger"). As a result of the Merger, the Company became a wholly owed subsidiary of eBay.

     In addition, pursuant to the Merger Agreement, eBay also acquired the interests of the members of 111 Potrero Partners, LLC and HBJ Partners, LLC (the "LLC Transaction"), which hold certain assets used in the business of the Company.

     The aggregate purchase price paid for the Merger and the LLC Transaction was 1,327,370 shares. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The Company conducts auctions and provides appraisal services for merchandise, primarily fine and decorative art and collectibles, offered at such auctions. eBay intends to continue to use the assets acquired to conduct such business. 111 Potrero Partners, LLC and HBJ Partners, LLC own real estate, including real estate leased by the Company.

Item 7.   Financial Statements and Exhibits.

     a. The required financial statements will be filed by amendment as soon as practicable.

     b. The required pro forma financial information will be filed by amendment as soon as practicable.

     c.   Exhibits

          2.1 Agreement and Plan of Merger and Reorganization, dated as of April 23, 1999, among eBay Inc., Margarine Acquisition Sub Corp., Butterfield & Butterfield Auctioneers Corporation, the stockholders of Butterfield & Butterfield Auctioneers Corporation, 111 Potrero Partners, LLC, HBJ Partners, LLC and the members of 111 Potrero Partners, LLC and HBJ Partners, LLC.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     eBay Inc.

Dated:  June 6, 1999           By:   /s/ Michael R. Jacobson
                                     --------------------------------
                                     Michael R. Jacobson
                                     Vice President, Legal Affairs,
                                     General Counsel and Secretary

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